Exhibit (a)(22)
     E-mail communication to Argon ST, Inc. employees:
As you are aware, the tender period is quickly coming to a close. Please refer to the attached document for detailed information but for tender deadline highlights please refer to the chart below.
Just as a reminder, you will still receive payment for your stock even if you don’t tender, but it will take longer to receive the proceeds if you don’t tender.

Deadline for
Tender Procedures		Submitting Tender
Item Number	Description	Paperwork	Options for Submitting Tender Paperwork
1	401(k) Plan Participants Who Hold Argon Common Stock in their 401(k) account	Today, Thursday, July 29, 2010	Since the deadline is today, it is too late to mail the form back. You will need to respond via phone or online per the instruction on the blue form enclosed in your tender package.

2	Argon ESPP Participants	Monday, August 2, 2010 at 5 pm	The form must be received by Monday, August 2. The form may not arrive in time via regular US Mail if mailed today or later. Other options include sending via Fed EX, UPS or Express Mail address to:
Ellen Philip Associates Independent Plan Tabulator 134 west 26th Street 5th Flr New York NY 10001 or faxing the form to 212-645-8046.

3	Vested Argon Stock Awards Converted into Shares Held in Solium	Monday, August 2, 2010 at 5 pm	The form must be received by Monday, August 2. The form may not arrive in time via regular US Mail if mailed today or later. Other options include sending via Fed Ex, UPS or Express Mail address to:
Ellen Philip Associates Independent Plan Tabulator 134 west 26th Street 5th Flr New York, NY 10001 or faxing the form to 212-645-8046.

8	Holders of Other Shares of Argon Common Stock	Wednesday, August 4, 2010	The form must be received by Wednesday, August 4. Other options include sending via Fed Ex, UPS or Express Mail address to:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

ATTACHMENT:
EQUITY AWARD INSTRUCTIONS
     As you know, Boeing and its wholly-owned subsidiary, Vortex Merger Sub, launched a cash tender offer on July 8, 2010 to purchase all of Argon’s outstanding common stock at a per share price of $34.50. By now you should have received materials enabling you to participate in the tender offer, which may include a number of different sets of materials based on how you hold your equity interests in Argon. We want to provide a brief overview regarding what you need to do if you wish to participate in the tender offer. This overview is provided for informational purposes only and is not intended to serve as advice regarding the manner in which you may elect to participate in the tender offer or whether to exercise your stock options or stock appreciation rights.
1.	401(k) Plan Participants Who Hold Argon Common Stock in their 401(k) account
     If you want to tender shares you hold in the Argon ST, Inc. 401(k) Profit Sharing Plan & Trust, you must follow the instructions on the 401(k) Trustee Direction Form. This is a BLUE form that was sent to you by Fidelity Management Trust Company. You should send the 401(k) Trustee Direction Form to Fidelity’s tabulation agent in the postage paid return envelope provided with the 401(k) Trustee Direction Form. Note that the deadline for submitting the 401(k) Trustee Direction Form (July 29, 2010) is earlier than the deadline for submitting the other tender instruction forms described below. Please note that the ESPP form is also blue, so pay particular attention to the titles of each form.
2.	Argon ESPP Participants
     If you want to tender shares you hold in the Argon ST, Inc. Employee Stock Purchase Plan, you must follow the instructions on the Argon ST, Inc. Employee Stock Purchase Plan Tender Instruction Form. This is a BLUE form that was sent to you by the administrator of the plan, Solium. You should send the ESPP Tender Instruction Form to Solium’s independent plan tabulator in the postage paid return envelope provided with the ESPP Tender Instruction Form. The deadline for submitting this tender instruction form is August 2, 2010, unless the tender offer is extended. Please note that the 401(k) form is also blue, so pay particular attention to the titles of each form.
3.	Vested Argon Stock Awards Converted into Shares Held in Solium
     If you want to tender shares that have been issued pursuant to a vested stock award and those shares of Argon common stock are in your account at Solium, you must follow the instructions on the Argon ST, Inc. Vested Restricted Stock Award Tender Instruction Form. This is a GREEN form that was sent to you by the administrator of the plan, Solium. You should send the Tender Instruction Form to Solium’s independent plan tabulator in the postage paid return envelope provided with the Tender Instruction Form. The deadline for submitting this tender instruction form is August 2, 2010, unless the tender offer is extended. Note that, if your shares are held in a non-Solium account, you should follow the instructions under Item 8 below.
4.	Unexercised Options to Purchase Argon Common Stock (vested and unvested) — NO ACTION REQUIRED
     Each option to purchase Argon Common Stock, whether vested or unvested, that is outstanding and unexercised will be converted into a right to receive cash without any action on your part. The options will convert into the right to receive within two business days following the acceptance by Boeing of the shares tendered in the tender offer, an amount in cash equal to the excess, if any, of $34.50 over the exercise price of the option, less any applicable withholding of taxes. This amount will be paid to you through Argon’s normal payroll process. When the options convert into the right to receive cash, they will be canceled. You will not receive notice of the cancelation but will receive an email as to when to expect the proceeds through payroll.

5.	Unexercised Stock Appreciation Rights Linked to the Value of Argon Common Stock (vested and unvested) — NO ACTION REQUIRED
     Each stock appreciation right linked to the value of Argon Common Stock (a “SAR”), whether vested or unvested, that is outstanding and unexercised will be converted into a right to receive cash without any action on your part. Each SAR will convert into the right to receive within two business days following the acceptance by Boeing of the shares tendered in the tender offer, an amount in cash equal to the excess, if any, of $34.50 over the value linked to the SAR, less any applicable withholding of taxes. This amount will be paid to you through Argon’s normal payroll process. When the SARs convert into the right to receive cash, they will be canceled. You will not receive notice of the cancelation but will receive an email as to when to expect the proceeds through payroll.
6.	Holders of Unvested Restricted Stock Units or Unvested Restricted Shares of Argon Common Stock — NO ACTION REQUIRED
     Each outstanding unvested restricted stock unit (RSU) and restricted share (RSA) granted pursuant to Argon’s equity incentive plans will be converted into a right to receive cash without any action on your part. The RSAs and RSUs will be converted into the right to receive, within two business days following the acceptance by Boeing of the shares tendered in the tender offer, a per share cash payment equal to $34.50, less any applicable withholding of taxes. This amount will be paid to you through Argon’s normal payroll process. When the RSAs and RSUs convert into the right to receive cash, they will be canceled. You will not receive notice of the cancelation but will receive an email as to when to expect the proceeds through payroll.
7.	Holders of Options to Purchase Argon Common Stock Who Recently Exercised Their Options
     If you recently exercised an option to purchase Argon common stock, then, unless you instructed your broker to sell the underlying shares, then you now hold outstanding shares of common stock. If you wish to tender those shares, you should follow the instructions under the second paragraph of Item 8 below.
8.	Holders of Other Shares of Argon Common Stock
     If you hold your shares of Argon common stock in certificated form and wish to tender the shares, you must follow the instructions in the Letter of Transmittal. This is the PINK form that was sent to you by the Purchaser in the tender offer, Vortex Merger Sub, Inc., a subsidiary of Boeing. You should not return the Notice of Guaranteed Delivery, which is the YELLOW form that was sent to you by the Purchaser, unless you are unable to return certificates for your shares prior to the expiration of the tender offer. Unless it is extended, the tender offer expires on August 4, 2010.
     If you hold your shares of common stock in street name through a broker, dealer, commercial bank, trust company or other nominee and wish to tender the shares, you must contact the institution that holds your shares and give instructions that your shares be tendered. You should contact the institution that holds your shares for more details.
     If you have any questions, or if you need to obtain copies of any of the forms described above, you may call Innisfree M&A Incorporated at (888) 750-5834 (Toll Free), which is acting as the information agent for the tender offer. If you need to obtain a copy of the 401(k) Trustee Direction Form, however, you should contact Fidelity Management Trust Company, the trustee of the Argon ST, Inc. 401(k) Profit Sharing Plan & Trust, at (800) 890-4015.
Important Information

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and related tender offer documents, filed by The Boeing Company with the Securities and Exchange Commission (the “SEC”) on July 8, 2010. Argon ST, Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC on July 8, 2010. These documents, as amended from time to time, contain important information about the tender offer and Argon ST, Inc. stockholders are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials are available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer materials are available free of charge to all stockholders of Argon ST, Inc. at www.argonst.com or by contacting Argon ST, Inc. at 12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia 22033, (703) 322-0881.